Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Prospectus and Statement of Additional Information, which are part of such Registration Statement (No. 333-122917) on Form N-1A of Princeton Futures Strategy Fund, a series of the Northern Lights Fund Trust of our report dated May 31, 2011, relating to our audit of the consolidated financial statements and consolidated financial highlights as of March 31, 2011 and for the period from July 19, 2010 (commencement of operations) through March 31, 2011.

We also consent to the references to our firm under the headings "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information and "Financial Highlights" appearing in the Prospectus, which are part of the Registration Statement.

Denver, Colorado

July 1, 2011